As filed with the Securities and Exchange Commission on September 29, 2004

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHAD THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
California	95-3792700
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)
21622 Plummer Street
Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

CHAD THERAPEUTICS, INC. 2004 STOCK INCENTIVE PLAN
(Full title of the Plan)

Earl L. Yager
President and Chief Executive Officer
CHAD THERAPEUTICS, INC.
21622 Plummer Street
Chatsworth, California 91311
(Name and address of agent for service)
818-882-0883
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered	Registered(1)	per Share	Price(2)	Fee
Chad Therapeutics, Inc. 2004 Stock Incentive Plan Common Stock, $0.01 par value	750,000 shares	$4.15 (2)	$3,112,500 (2)	$394.35

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Chad Therapeutics, Inc. 2004 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated, solely for purposes of calculating the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “1933 Act”), on the basis of the average of the high and low sales prices per share of Common Stock of Chad Therapeutics, Inc. on September 23, 2004 as reported by the American Stock Exchange.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

          Chad Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents, and any amendments thereto, previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed with the Commission on June 25, 2004.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the Commission on August 11, 2004.

(c)	The Registrant’s Proxy Statement dated July 15, 2004, with respect to its Annual Meeting of Shareholders held on September 9, 2004, filed with the Commission on July 19, 2004.

(d)	The Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock and any amendments or reports thereto filed with the Commission for the purpose of updating such description.

          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

          The Registrant’s Amended and Restated Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under California law, a director’s liability to a company or its shareholders may not be limited as to:

•	acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director;

•	any transaction from which a director derived an improper personal benefit;

•	acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the company or its shareholders;

•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders;

•	contracts or transactions between the company and a director governed by Section 310 of the California General Corporation Law; or

•	directors’ liability for improper dividends, loans and guarantees under Section 316 of the California General Corporation Law.

          In addition, under California law a director’s liability to a company or its shareholders may not be limited as to any act or omission (i) occurring prior to the date when its amended and restated articles of incorporation becomes effective or (ii) occurring in his or her capacity as an officer, notwithstanding that such individual is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

          The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Registrant’s shareholders for any violation by a director of his or her fiduciary duty to the Registrant or its shareholders.

          The Registrant’s Amended and Restated Articles of Incorporation also include an authorization for it to indemnify its “agents” (as defined in Section 317 of the California General Corporation Law) through bylaw provisions or by agreement with the agents, or both. Pursuant to this provision, the Registrant’s Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding by reason of the fact that such director, officer, employee or agent was, or is, an agent of the Registrant, to the fullest extent permissible under California law. Section 317 of the California General Corporation Law empowers a corporation to indemnify any such person against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. With respect to any criminal proceedings, such person must have had no reasonable cause to believe his conduct was unlawful. Any such indemnification may be made to the extent such agent has been successful on the merits in defense of any such proceeding, or upon a determination by the corporation that such indemnification is proper because the person met the applicable standard of conduct.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
5	Opinion and Consent of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Squire, Sanders & Dempsey L.L.P. is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	Chad Therapeutics, Inc. 2004 Stock Incentive Plan.

Item 9. Undertakings

          A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2004 Stock Incentive Plan.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, California on this 27th day of September, 2004.

CHAD THERAPEUTICS, INC.
By:	/s/ Earl L. Yager
Earl L. Yager
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

          That each person whose signature appears below constitutes and appoints Earl L. Yager, President and Chief Executive Officer, and Tracy A. Kern, Chief Financial Officer, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Earl L. Yager Earl L. Yager	President, Chief Executive Officer, and Director (principal executive officer)	September 27, 2004

/s/ Tracy A. Kern Tracy A. Kern	Chief Financial Officer (principal financial and accounting officer)	September 27, 2004

Thomas E. Jones	Chairman and Director	September 27, 2004

/s/ John C. Boyd John C. Boyd	Director	September 27, 2004

Signature	Title	Date
/s/ Edward Anthony Oppenheimer, M.D. Edward Anthony Oppenheimer, M.D.	Director	September 27, 2004

/s/ Phillip Wolfstein Phillip Wolfstein	Director	September 27, 2004

/s/ James M. Brophy James M. Brophy	Director	September 27, 2004

/s/ Kathleen M. Fisher Kathleen M. Fisher	Director	September 27, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

CHAD THERAPEUTICS, INC.

EXHIBIT INDEX

Exhibit Number	Exhibit
5	Opinion and Consent of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Squire, Sanders & Dempsey L.L.P. is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	Chad Therapeutics, Inc. 2004 Stock Incentive Plan